UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): January 24, 2024

Assure Holdings Corp.

(Exact name of registrant as specified in its charter)

Nevada	001-40785	82-2726719
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7887 East Belleview Avenue, Suite 240 Denver, CO	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 720-287-3093

_____________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	IONM	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on July 25, 2023, Assure Holdings Corp. (the “Company”) received a letter from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it is no longer in compliance with the minimum bid price requirement for continued listing on The Nasdaq Capital Market. Nasdaq Listing Rule 5550(a)(2) requires listed companies to maintain a minimum bid price of $1.00 per share. The letter noted that the bid price of the Company’s common stock was below $1.00 for a 30-day period. The notification letter had no immediate effect on the Company’s listing on The Nasdaq Capital Market. In accordance with Listing Rule 5810(c)(3)(A), Nasdaq provided the Company with 180 days, or until January 22, 2024, to regain compliance with the minimum bid price requirement by having a closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days.

On January 24, 2024, the Company received a determination letter (the “Determination Letter”) from the Staff stating that it had not regained compliance with Listing Rule 5550(a)(2) and is not eligible for a second 180 day period to regain compliance. The Company may appeal the Staff’s determination, pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series, no later than 4:00 pm Eastern Time on January 31, 2024. The Company plans to timely file such an appeal and request a hearing (the “Hearing”) before a Nasdaq Hearing Panel (the “Panel”). A Hearing request will stay any delisting or suspension action by the Staff pending the issuance of the Panel’s decision. The Company’s common stock will remain listed on The Nasdaq Capital Market, pending the outcome of the Hearing. There can be no assurance that the Panel will grant the Company’s request for continued listing.

In addition, as previously disclosed, on August 16, 2023, the Company received a notice from the Staff notifying the Company that the Company no longer satisfied the $2.5 million stockholders’ equity requirement for continued listing on The Nasdaq Capital Market, or the alternatives to that requirement - a $35 million market value of listed securities or $500,000 in net income in the most recent fiscal year or two or the last three fiscal years - as required by Nasdaq Listing Rule 5550(b) (the “Equity Requirement”). Based on the Company’s representations made in its compliance plan submitted to the Staff, on November 1, 2023, the Staff granted the Company an extension until January 22, 2024, to regain compliance with the Equity Requirement. However, the Staff indicated in the Determination Letter that, pursuant to Listing Rule 5810(d)(2), this deficiency serves as an additional and separate basis for delisting, and as such, the Company should address its non-compliance with the Equity Requirement before the Panel, if it appeals the Staff’s determination.

There can be no assurance that the Company’s plan as presented to the Panel will be accepted by the Panel or that, if it is, the Company will be able to regain compliance with the applicable Nasdaq listing requirements, or that a Panel will stay the suspension of the Company’s securities. If the Company’s securities are delisted from the Nasdaq Capital Market, it could be more difficult to buy or sell the Company’s common stock or to obtain accurate quotations, and the price of the Company’s common stock could suffer a material decline. Delisting could also impair the Company’s ability to raise capital and/or trigger defaults and penalties under outstanding agreements or securities of the Company.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Name

104	Cover Page Interactive Data File (formatted in Inline XBRL and included as Exhibit 101).

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASSURE HOLDINGS CORP.

Date: January 30, 2024	By:	/s/ John Farlinger
	Name:	John Farlinger
	Title:	Chief Executive Officer